Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Liberty Media Corporation:

We consent to the incorporation by reference in the following registration statements of Liberty Media Corporation (the Company) of our reports dated February 23, 2012, with respect to the consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three‑year period ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10‑K of Liberty Media Corporation.

Registration
Description	statement no.	Description
S-8	333-176987	Liberty Media 401(k) Savings Plan
S-8	333-176988	Liberty Media Corporation Transitional Stock Adjustment Plan
S-8	333-177843	Liberty Media Corporation 2011 Nonemployee Director Incentive Plan
S-8	333-177844	Liberty Media Corporation 2011 Incentive Plan
S-8	333-178420	Liberty Media 401(k) Savings Plan
S-8	333-178421	Liberty Media Corporation Transitional Stock Adjustment Plan
S-8	333-179112	Liberty Media Corporation 2011 Incentive Plan

Our report on the consolidated financial statements of Liberty Media Corporation refers to the Company's adoption, effective January 1, 2011, of ASU 2009-14: Software (Topic 985): Certain Revenue Arrangements That Include Software Elements and ASU 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements.

/s/ KPMG LLP
Denver, Colorado
February 23, 2012